Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. Formally Requests Dequotation from the Borse-Berlin-Bremen Exchange

Thursday August 5, 9:11 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Aug. 5, 2004--I.E.T., Ltd. (OTC:BB IEVM) recently discovered their common stock was being traded on the Borse-Berlin-Bremen Exchange in Germany, under the stock symbol "NTUH," the Company's former OTC:BB symbol. On July 30, 2004, I.E.T.'s President, William E. Prince, initiated formal actions to dequote the Company's stock from the Exchange immediately.

As a result of I.E.T.'s June 15, 2004 letter of intent with Pentagon Technical Services ("PTS"), of Golden, Colorado, new lab tests reveal encouraging results for the petroleum industry. The agreement calls for PTS to provide for effective demonstration projects for I.E.T. EcaFlo devices in the petroleum industry's upstream applications for treating surface and downhole waters for bacterial contamination. Dr. Joseph Bennett, Director of the Water Quality Lab at Coastal Carolina University, in Conway, South Carolina, provided laboratory testing results of aliquots of petroleum well water, used for downhole fracturing of rock, that was treated with I.E.T.'s 1% EcaFlo anolyte solution. Dr. Bennett reported, "The tests showed total bacteria kill in less than 10 minutes." Coastal Carolina University, through contractual arrangement with I.E.T., provides testing and scientific data relative to the Company's EcaFlo and Essential Oils Divisions.

Forward-Looking Statements: The statements in this press release regarding the dequotation request from the Borse-Berlin-Bremen Exchange, PTS lab test results, effectiveness of the EcaFlo solutions, future opportunities and any other effect, result or aspect of the testing and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to use of the EcaFlo devices, any benefit of the request for dequotation, any benefits to IET from the relationship with PTS or Coastal Carolina University, results of the tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the United States Securities and Exchange Commission. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500;

www.ietltd.net

Source: Integrated Environmental Technologies, Ltd.